Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Beazer Homes USA, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income tax on October 1, 2007), and the effectiveness of Beazer Homes USA, Inc’s internal control over financial reporting dated November 10, 2009, appearing in the Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
August 12, 2010